Exhibit 99.1

Catalyst Semiconductor Reports 4th Quarter and Fiscal Year Results with
                 Seventh Consecutive Profitable Year

    SUNNYVALE, Calif.--(BUSINESS WIRE)--June 9, 2005--Catalyst Semiconductor, Inc. (NASDAQ:CATS), a developer and marketer of programmable and analog/mixed signal products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, today announced financial results for its fiscal fourth quarter and year ended April 30, 2005.
    For the quarter ended April 30, 2005, Catalyst reported net income of $516,000, or $0.03 per diluted share, on net revenue of $16.3 million. This compares with net income of $5.6 million, or $0.29 per diluted share, on net revenue of $16.8 million in the quarter ended April 30, 2004. In the quarter ended January 31, 2005, Catalyst reported net income of $107,000, or $0.01 per diluted share, on net revenue of $13.7 million.
    Net revenue for the quarter ended April 30, 2005 were $16.3 million, which represented a 3% decrease from net revenue in the quarter ended April 30, 2004 and a 19% increase from net revenue of $13.7 million in the quarter ended January 31, 2005. Net revenue in the most recent quarter benefited by approximately $1.0 million from the termination of price adjustment and stock rotation rights of certain small regional resellers who had not historically used those rights resulting in recognition of revenue and gross margin for the inventories held by such resellers. Additionally, the increase in net revenue from the previous quarter was primarily attributable to an increase in unit volume for the company's products. Net revenue from the company's new family of analog/mixed signal products were approximately $0.9 million, or 5.5% of revenues, in the quarter ended April 30, 2005, as compared to $490,000, or 2.9% of revenues, in the quarter ended April 30, 2004 and $727,000, or 5.3% of revenues, in the quarter ended January 31, 2005.
    Gross margin for the quarter ended April 30, 2005 was 37.9%, compared to 49.0% for the quarter ended April 30, 2004 and 38.4% for the quarter ended January 31, 2005. The decrease was primarily caused by a combination of competitive market conditions and higher cost inventories of silicon raw materials used in manufacturing products.
    Research and development expenses of $1.9 million for the quarter ended April 30, 2005 were stable as compared to $2.0 million and $1.9 million for the quarters ended April 30, 2004 and January 31, 2005, respectively. Sales, general and administrative expenses were $3.8 million for the quarter ended April 30, 2005, an increase of $845,000, or 29%, from the quarter ended April 30, 2004 and an increase of $420,000, or 12%, from the quarter ended January 31, 2005. The increase from the quarter ended April 30, 2004 was principally attributable to an increase of $737,000 in consulting and outside accountant expenses due to efforts to document internal control systems in anticipation of the application of Section 404 of the Sarbanes-Oxley Act of 2002. The company anticipates that such compliance-related expenses will decrease after the first quarter of the new fiscal year.
    Catalyst recorded an income tax provision of $218,000, or 30% of income before income taxes, during the quarter ended April 30, 2005. This compares to an income tax benefit of $2.2 million in the quarter ended April 30, 2004 and an income tax provision of $50,000, or 32% of income before taxes in the quarter ended January 31, 2005.

    Cash and Share Repurchases

    As of April 30, 2005, Catalyst had cash, cash equivalents and short-term investments of $33.8 million, a decrease of $4.7 million compared to the previous quarter. The decrease was primarily due to the company's repurchase of 945,776 shares of the company's stock for an average purchase price of $4.81 per share. The company's cumulative stock repurchases under its open market repurchase program has now reached the limit currently authorized by Catalyst's board of directors of 3.5 million shares at an average price of $3.91, or $13.7 million in the aggregate.

    Management Comments and Outlook

    "Our fourth quarter financial results reflect a nice recovery and reversal of the soft industry trends we saw in the second and third fiscal quarters. In the fourth quarter, we had rebounds in bookings, revenues, units shipped and, for the first time, we shipped more than $1 million worth of mixed signal products. The end result enabled Catalyst to record its seventh consecutive year and 14th consecutive quarter of profitability," said Gelu Voicu, Catalyst's president and chief executive officer.
    Looking ahead, Voicu said "We continue to carefully monitor our product mix and inventories for our memory products, while working to accelerate the introduction of new mixed signal products. So, with the fourth quarter's momentum carrying over thus far into the first quarter, we believe we are starting fiscal 2006 off on a positive note."

    Investor Conference Call

    Catalyst will conduct a conference call regarding the fourth fiscal quarter results beginning at 2:00 p.m. (Pacific Time) today. The call will be available to all investors and media via the company's Web site www.catalyst-semiconductor.com, at www.fulldisclosure.com, or by dialing 877-754-9851 (domestic only). International callers can dial 706-643-1107. A replay of the call will be aired from approximately 4:00 p.m. today until midnight (Eastern) on June 16, 2005 at the company's Web site or by dialing 800-642-1687 (domestic) or 706-645-9291 (international), entering reservation number 6327564 and following operator instructions.

    About Catalyst Semiconductor

    Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Sunnyvale, California. The Company designs and markets a broad range of programmable products including Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, Flash Memories, NVRAM, Digitally Programmable Potentiometers, Microcontroller Supervisory circuits and other programmable Analog/Mixed Signal products. Catalyst products are used in telecommunications, networking systems, computation, automotive, industrial and consumer markets. Typical applications include optical networks, modems, wireless LANs, network cards, PC BIOS, DIMM modules, cellular telephones, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001 certified. For additional information about Catalyst Semiconductor, visit our web site at www.catalyst-semiconductor.com.

    Forward-Looking Statements

    Certain statements in this press release, including statements regarding declining expenses relating to regulatory compliance, changes in the mix and inventories of memory products, introduction of new mixed signal products, and financial results for the first fiscal quarter of 2006, are forward-looking statements that are subject to risks and uncertainties. These risks and uncertainties could cause Catalyst's results to differ materially from the forward-looking statements and include, without limitation: revisions to the preliminary unaudited financial results which may occur during the preparation of financial statements and disclosures and the preparation of the Company's Annual Report on Form 10-K; declining market demand for Catalyst's new products; increased competition in the markets for Catalyst's new products; potential errors, latent defects, design flaws or other problems with Catalyst's new products; volatility in supply and demand for Catalyst's products which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity which are required to meet demand for Catalyst's new products; timing, future development, and cost of Catalyst's new products; unanticipated costs of regulatory compliance; system failures or other defects in the enterprise resource planning system implemented in connection with efforts to comply with the requirements of the Sarbanes-Oxley Act; and the other risks detailed from time to time in Catalyst's Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst's annual report filed on form 10-K and quarterly reports filed on form 10-Q. Catalyst disclaims any obligation to update information contained in any forward-looking statement.


                     CATALYST SEMICONDUCTOR, INC.
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                        April 30, 2005  April 30, 2004
                                        --------------- --------------
                 ASSETS
Current assets:
 Cash and cash equivalents                     $10,978        $17,245
 Short-term investments                         22,815         16,564
 Accounts receivable, net                        9,966         12,547
 Inventories                                    11,455          6,960
 Deferred tax assets                             4,188          5,024
 Other assets                                      875            875
                                        --------------- --------------
     Total current assets                       60,277         59,215

 Property and equipment, net                     5,582          3,334
 Deferred tax assets                             4,128          4,098
 Other assets                                       74            218
                                        --------------- --------------
     Total assets                              $70,061        $66,865
                                        =============== ==============

  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                              $ 6,069        $ 5,016
 Accrued expenses                                4,245          3,782
 Deferred gross profit on shipments to
  distributors                                   1,879          4,079
                                        --------------- --------------
     Total current liabilities                  12,193         12,877

Total stockholders' equity                      57,868         53,988
                                        --------------- --------------
     Total liabilities and stockholders'
      equity                                   $70,061        $66,865
                                        =============== ==============


         UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (In thousands, except per share data)

                             Three Months Ended   Twelve Months Ended
                            --------------------- --------------------
                            April 30,  April 30,  April 30,  April 30,
                              2005       2004       2005       2004
                            --------------------- --------------------

Net revenue                 $   16,325  $ 16,838   $ 62,320   $63,538

Cost of revenues                10,140     8,580     35,852    37,375
                            ----------- --------- ---------- ---------
Gross profit                     6,185     8,258     26,468    26,163

Research and development         1,895     1,996      7,910     7,130
Selling, general and
 administrative                  3,783     2,938     13,696    11,453
                            ----------- --------- ---------- ---------
Operating income                   507     3,324      4,862     7,580

Net interest income                227        97        732       379
                            ----------- --------- ---------- ---------
Income before income taxes         734     3,421      5,594     7,959

Income tax provision
 (benefit)                         218    (2,179)     1,773    (1,408)
                            ----------- --------- ---------- ---------

Net income                  $      516  $  5,600   $  3,821   $ 9,367
                            =========== ========= ========== =========

Net income per share:
    Basic                   $     0.03  $   0.33   $   0.22   $  0.57
                            =========== ========= ========== =========

    Diluted                 $     0.03  $   0.29   $   0.20   $  0.48
                            =========== ========= ========== =========

Weighted average common
 shares:
    Basic                       17,104    16,806     17,507    16,567
                            =========== ========= ========== =========

    Diluted                     18,767    19,593     19,485    19,411
                            =========== ========= ========== =========

    CONTACT: Catalyst Semiconductor, Inc.
             Joan Vargas, 408-542-1051 (Investor Relations) joan.vargas@catsemi.com